EXHiBIT 21

                            SPRECKELS INDUSTRIES, INC


Direct Subsidiaries:

Duff-Norton Company, Inc.
Mechanical Products Company, Inc.
Minitec Corporation
Spreckels Land Company, Inc.
Spreckels Water Company, Inc.
Spreckels Development Company, Inc.
Spreckels Industries International Ltd.



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